Exhibit 99

For immediate release	For information contact:
Mary Athridge
410-454-4421
Jeffrey Bukowski
410-454-4211
www.leggmason.com

LEGG MASON BOARD ELECTS NEW PRESIDENT

Baltimore, March 23, 2006 - Legg Mason, Inc. (NYSE:LM) announced today that its Board of Directors has elected James W. Hirschmann, 45, as the new president of Legg Mason effective May 1, 2006. Raymond A. "Chip" Mason, the current president, chief executive officer and chairman, will continue in his roles as chairman of the Board and chief executive officer after Mr. Hirschmann becomes president.

Mr. Hirschmann currently serves as the chief executive officer of Western Asset Management, Legg Mason's largest subsidiary by assets under management. Western Asset is one of the largest fixed income managers in the world. In addition to his new responsibilities, Mr. Hirschmann will retain his position as chief executive of Western Asset until Western Asset completes the combination of the recently acquired Citigroup Asset Management fixed income business.

Mr. Hirschmann joined Western Asset in April 1989 in a business development capacity. In 1995, he spearheaded Western Asset's international efforts through the acquisition of Lehman Brothers Global Asset Management in London. In 1997, he relocated to London to build Western Asset's international business and integrate the U.S. and U.K. operations. Soon after returning to Western Asset's headquarters in Pasadena, California, Mr. Hirschmann was appointed president and chief executive officer in 1999, and has been a key driver in the impressive growth and major global position that Western Asset has achieved as one of the world's leading bond managers.

In commenting on the appointment of Mr. Hirschmann, Nicholas St. George, Legg Mason's lead independent director, said, "The preparation of a new generation of leadership for the company is an important responsibility. The Board has focused on succession planning for some time as a key component of corporate governance. We reached a unanimous conclusion that Jim is the right person to become president of the company."

Mr. Mason stated that, "The Board and I are confident that Jim's outstanding track record at Western Asset, strong character traits and proven management skills will provide Legg Mason with both an outstanding president and future leader. As an experienced executive who knows the global asset management business, our company and our culture, Jim will play an important role in our future growth."

Mr. Hirschmann noted that, "Chip Mason has been a visionary in the financial services industry, and has built an outstanding company that focuses on producing strong performance for clients, shareholders and employees. I am grateful for the Board's confidence in me, and will work hard to preserve what Chip has built and to extend our leadership position in the industry. I also look forward to working closely with the rest of Legg Mason's talented and experienced senior management team."

Concurrent with Mr. Hirschmann's impending new role, D. Daniel Fleet, 48, will be elected president of Western Asset. Mr. Fleet currently is chairman of Western Asset's management committee. In that capacity he has played an important role in the integration of CAM's fixed income operations with and into Western Asset, as well as in the due diligence process leading up to the transaction. He has broad experience in product development, client service, risk management and general management, and has worked closely with Mr. Hirschmann since 1999.

Legg Mason, Inc. is a global asset management firm, with over $850 billion under its management, which is structured as a holding company. The firm is headquartered in Baltimore, Maryland and its common stock is listed on the New York Stock Exchange, where it trades under the symbol LM.